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                                  Exhibit 23.0



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 filed on or about November 15, 1999 of Security Financial Corp, of our report dated February 10, 2000, except for Notes 14 and 18, as to which the date is March 17, 2000, related to the consolidated balance sheet of Security Financial Corp, as of December 31, 1999 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year ended December 31, 1999, which report is incorporated by reference in this Form 10-KSB.

                                             /s/Crowe, Chizek and Company LLP
                                             Crowe, Chizek and Company LLP

Cleveland, Ohio
March 29, 2000